Exhibit 10.7
BRIGHT HORIZONS FAMILY SOLUTIONS INC.
ANNUAL INCENTIVE PLAN
This Annual Incentive Plan (the “Plan”) is an amendment and restatement of the Bright Horizons Family Solutions Inc. 2017 Annual Incentive Plan, which was established to advance the interests of Bright Horizons Family Solutions Inc. (the “Company”) by providing for the grant of annual incentive compensation awards to eligible employees of the Company and its subsidiaries. The 2017 Annual Incentive Plan has been amended to remove provisions applicable to “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and make other appropriate changes.
I. ADMINISTRATION
The Compensation Committee of the Board of Directors of the Company (the “Committee”) administers the Plan. The Committee may delegate to one or more persons such duties, powers and responsibilities as it deems appropriate. To the extent of any such delegation, references herein to the “Committee” will be deemed to be references to the person or persons to whom such authority has been delegated.
The Committee has the sole discretionary authority to interpret the Plan and Awards, to determine eligibility for Awards, to determine the terms of and the conditions applicable to any Award, and generally to do all things necessary or desirable to administer the Plan. Any interpretation or decision by the Committee with respect to the Plan or any Award will be final and conclusive as to all persons. By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, a Participant will be deemed to have agreed to the terms of the Award and the Plan.
II. ELIGIBILITY; PARTICIPANTS
Executive officers and other key employees of the Company and its subsidiaries are eligible to participate in the Plan. The Committee shall select, from among those eligible, the persons who will from time to time participate in the Plan (each, a “Participant”). Participation with respect to one Award (as defined in Section III below) under the Plan will not entitle an individual to participate with respect to a subsequent Award or Awards, if any.
III. GRANT OF AWARDS
The term “Award” as used in the Plan means an award opportunity that is granted to a Participant with respect to a specified performance period consisting of the Company’s fiscal year or such other period as the Committee may determine (each such period, a “Performance Period”). A Participant who is granted an Award will be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, the Participant agrees (or will be deemed to have agreed) to the terms of the Award and the Plan. For each Award, the Committee shall establish the following:
(a) the Performance Criteria (as defined in Section IV below) applicable to the Award;

(b) the amount or amounts that will be payable (subject to adjustment in accordance with Section V) if the Performance Criteria are achieved; and
(c) such other terms and conditions as the Committee deems appropriate with respect to the Award.

IV. PERFORMANCE CRITERIA
As used in the Plan, “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division or the Company as a whole. A Performance Criterion will mean a measure of performance relating to any or any combination of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group or a select group of companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies: sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after-tax basis; net income; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; center openings (including openings in new markets); new service or product lines; or recapitalizations, restructurings, financings (issuance of debt or equity), refinancings or such other metrics as the Committee deems appropriate. Any Performance Criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. The Committee may provide that an Award, and any related Performance Criterion or Criteria, will be adjusted in any manner prescribed by the Committee in its sole discretion.
V. CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS
As of the close of a Performance Period, the Committee will determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Award granted for the Performance Period have been satisfied, and the Committee may determine the aggregate amount to be paid as Awards for the Performance Period. The Committee shall then determine the actual payment, if any, under each Award. The Committee may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Award or otherwise adjust the amount payable under such Award. The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant. In each case the Committee’s discretionary determination, which may affect different Awards differently, will be binding on all persons.
VI. PAYMENT UNDER AWARDS
Except as otherwise determined by the Committee or as otherwise provided in this Section VI, all payments under the Plan will be made, if at all, between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends; provided, that the Committee may authorize elective deferrals of any Award payments in accordance with the deferral rules of Section 409A of the Code and the regulations thereunder (“Section 409A”). Except as provided otherwise by the Committee, an Award payment will not be made unless the Participant has remained employed with the Company and its subsidiaries through the date of payment. Awards under the Plan are intended either to qualify for exemption from, or to comply with the requirements of, Section 409A, but neither the Company nor any affiliate, nor the Committee, nor any person acting on behalf of the Company, any affiliate, or the Committee, will be liable for any adverse tax or other consequences to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award, including, but not limited to, by reason of the application of Section X below or any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code.

VII. TAX WITHHOLDING
All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.
VIII. AMENDMENT AND TERMINATION
The Committee may amend or terminate the Plan at any time and from time to time.
 IX. MISCELLANEOUS
Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case to the extent provided by the Committee in connection with (i) a breach by the Participant of an Award agreement or the Plan, or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or any of its affiliates or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data. Without limiting the generality of the foregoing, the Committee may recover Awards and payments under any Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by law, regulation or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section IX at such time and in such manner as the Committee determines in its sole discretion, consistent with applicable law.
No person will have any claim or right to be granted an Award, nor will the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its affiliates for that Performance Period or for any other period. The loss of an Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any affiliate to the Participant.
The Plan is governed by the laws of the Commonwealth of Massachusetts without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive laws of another jurisdiction. The Plan is effective for Performance Periods beginning on or after January 1, 2019.